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                                                                    Exhibit 99.1

[LOGO]




                                  PRESS RELEASE
                                  -------------

     On May 1, 2000, George S. Mackey and Jones & Mackey Construction Company, LLC filed a Complaint in the Circuit Court of Pulaski County, Arkansas against Superior Bank. The Bank is a wholly owned subsidiary of Superior Financial Corp. The Complaint alleges a breach of a commitment to lend and related claims. On May 20, 2002, after the conclusion of the trial and jury deliberation, the jury returned a verdict in favor of Jones & Mackey Construction Company, LLC, in the amount of $795,000 of compensatory damages and $5,000,000 in punitive damages.

Superior Bank respects the legal system and the process of trial by jury. However, Superior Bank disagrees with the jury award in favor of Jones & Mackey Construction Company, LLC. Superior Bank believes the award is unwarranted based on the evidence and existing Arkansas law. Superior Bank intends to vigorously pursue all rightful legal remedies through the judicial appeals process. In addition, the Bank has entered into discussions with its insurance carrier to determine the extent of coverage available in the event the verdict is affirmed on appeal.